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                                                                   Exhibit 12(a)
                                       71
                               Idaho Power Company
                       Consolidated Financial Information

                 Supplemental Ratio of Earnings to Fixed Charges


                                                   Twelve Months Ended December 31,
                                                        (Thousands of Dollars)
                                            1990      1991      1992      1993      1994      1995
Computation of Ratio of Earnings to
 Fixed Charges:
   Consolidated  net income              $ 69,241  $ 57,872  $ 59,990  $ 84,464  $ 74,930  $ 86,921

Income taxes:
  Income taxes (includes amounts charged
    to  other  income  and deductions)     26,418    24,321    24,601    38,057    35,307   49,497
   Investment  tax  credit adjustment      (3,184)   (3,177)   (1,439)   (1,583)   (1,064)  (1,086)

      Total  income  taxes                 23,234    21,144    23,162    36,474    34,243   48,412

Income  before  income  taxes              92,475    79,016    83,152   120,938   109,173  135,333

Fixed Charges:
   Interest  on  long-term debt            50,119    54,370    53,408    53,706    51,173   51,146
  Amortization of debt discount,
     expense  and  premium  -  net            309       374       392       507       567      567
    Interest on short-term bank loans       1,027       935       647       220     1,157    3,144
    Other  interest                         2,259     3,297     1,011     2,023     1,537    1,598
    Interest  portion  of  rentals            902       884       683     1,077       794      925

      Total  fixed  charges                54,616    59,860    56,141    57,533    55,228   57,381

   Suppl  increment  to  fixed charges*     1,969     1,599     2,487     2,631     2,622    2,611

     Total supplemental fixed charges      56,585    61,459    58,628    60,164    57,850   59,992

Supplemental  earnings  - as defined     $149,060  $140,475  $141,780  $181,102  $167,023  $195,325

Supplemental ratio of earnings to fixed
 charges                                    2.63X     2.29X     2.42X     3.01X     2.89X     3.26X
<F1>
* Explanation of increment:
  Interest on the guaranty of American Falls Reservoir District Bonds and Milner Dam Inc.
  notes which are already included in operating expense.
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